Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FACTORIAL

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K (“Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2026 and, if not defined in the Form 8-K, capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the definitive proxy statement/prospectus filed by Cartesian Growth Corporation III with the SEC on May 6, 2026, prior to the consummation of the business combination (the “Proxy Statement/Prospectus”).

The following discussion and analysis of financial condition and results of operations of Factorial Inc. (for purposes of this section, “Factorial,” “Company,” “we,” “our” or “us”) should be read together with Factorial’s audited financial statements for the years ended December 31, 2025 and 2024 included in the Proxy Statement/Prospectus beginning on Page F-25, Factorial’s unaudited condensed financial statements for the three months ended March 31, 2026 and 2025, and related notes included in Exhibit 99.1 to this Form 8-K, as well as the unaudited pro forma condensed combined financial information included in Exhibit 99.2 to this Form 8-K. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus.

Overview

Factorial, a US-based leader in solid-state battery technology, develops next generation battery technology for planned use by drone, mobile robots, roadgoing vehicles, energy storage, and other demanding applications. Our FEST® cells are designed to meet the demands of the high-power market and, relative to conventional Li-ion batteries, deliver lighter weight, smaller size, longer life, and faster charging, in each case meeting or exceeding conventional batteries in each of these key parameters we believe are valued by end users.

Factorial is a development stage company with no revenue to date that has incurred a net loss of approximately $8.6 million, with cash used in operations of $6.1 million, for the three months ended March 31, 2026 and an accumulated deficit of approximately $264.2 million as of March 31, 2026.

The Business Combination

Factorial entered into the Business Combination Agreement with CGC on December 17, 2025. Pursuant to the Business Combination Agreement, and after CGC’s shareholders voted to approve it, Merger Sub, a newly formed subsidiary of CGC, merged with and into Factorial. Upon the Closing, the separate corporate existence of Merger Sub ceased to exist, and Factorial survived and became a wholly-owned subsidiary of CGC. In connection with the consummation of the Business Combination, CGC changed its corporate name to Factorial Energy Inc. The Business Combination was accounted for as a reverse recapitalization. Factorial was deemed the accounting acquirer and the combined entity is the successor SEC registrant, meaning that Factorial’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CGC was treated as the acquired company for financial statement reporting purposes. As a result of the closing of the Business Combination, the most significant change in Factorial’s financial position and results is a $92.0 million net increase in cash and cash equivalents (as compared to Factorial’s consolidated balance sheet at March 31, 2026), which includes $112.1 million in gross proceeds from the PIPE Financing (inclusive of the proceeds from the trust account resulting from NRA Shares acquired by PIPE Investors to satisfy their obligations under the applicable Investor Stock Purchase Agreement) that was received at the Closing offset by the transaction expenses, which occurred on June 5, 2026. Transaction expenses paid at closing for the Business Combination and PIPE Financing were approximately $21.1 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Factorial became the successor to an SEC-registered and Nasdaq-listed company, which will require Factorial to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Factorial expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

Factorial is a pre-revenue company. We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those in the sections of the Proxy Statement/Prospectus titled “Business — Our Competitive Strengths”, “Business — Our Growth Strategy”, “Business — Manufacturing and Supply”, “Business — Research and Development”, “Business — Competitive Landscape”, Business — Government Regulation and Compliance” and “Risk Factors.”

We identified a material weakness in our internal control over financial reporting relating to inadequate resources to ensure proper system access and segregation of duties, timely and accurate preparation of reconciliations of accounts, and timely and accurate assessment, review and documentation of various transactions to ensure accurate recording of accounts in our financial statements in a timely manner. This material weakness led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of March 31, 2026.

Since December 2025, Factorial has added additional headcount to its finance team, including a chief financial officer, an accounting manager, and a staff accountant. The Company plans to increase staffing of its technical accounting and internal audit function during 2026 and will engage outside consultants to advise on improvements surrounding its controls over financial reporting. As of the date of this filing, management has taken remediation actions during 2026 and expects to complete the remediation actions related to Factorial’s material weakness over financial reporting during 2027 and expects to incur approximately $0.8 million in associated costs.

Basis of Presentation

Factorial currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, Factorial’s activities to date have been limited and were conducted primarily in the United States and Korea and its historical results are reported under U.S. GAAP and in U.S. dollars. Factorial’s Korean subsidiary’s functional currency is the Korean Won. Upon commencement of commercial operations, Factorial expects to expand its global operations substantially, including in the United States, Asia, and the European Union, and as a result Factorial expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Factorial expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in the Proxy Statement/Prospectus.

Components of Results of Operations

Factorial is a research and development stage company, and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Factorial’s future financial results, as well as the components of such results, may not be comparable to Factorial’s historical or projected results of operations.

Research and Development Expense

To date, Factorial’s research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in the United States and Cheonan, South Korea, including the material and supplies to support the product development and process engineering efforts. As Factorial ramps up its engineering operations to complete the development of its solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, Factorial anticipates that research and development expenses will increase significantly for the foreseeable future as Factorial expands its hiring of scientists, engineers, and technicians and continues to invest in additional plant and equipment for product development (e.g. multi-layer cell stacking, packaging and engineering), building prototypes, and testing of battery cells as the team works to meet the full set of Original Equipment Manufacturers (“OEMs”) product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for Factorial’s executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. Factorial is expanding its headcount in anticipation of planning for and ramping up commercial manufacturing operations and to meet public company financial and compliance requirements. Accordingly, in addition to the non-recurring transaction costs discussed above, Factorial expects its general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, Factorial also expects general and administrative expenses to include sales, marketing and advertising costs.

Financing Costs Related to Issuance of Convertible Promissory Notes – Related Parties

Financing costs related to issuance of convertible promissory notes to related parties represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Financing Costs Related to Issuance of Convertible Promissory Notes

Financing costs related to issuance of convertible promissory notes represents the excess of the fair value of the convertible promissory notes over the proceeds received, if any, as well as direct financing costs paid in cash at issuance.

Change in Fair Value of Convertible Promissory Notes – Related Parties

Change in fair value of convertible promissory notes to related parties represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes represents the fair value adjustment to mark the convertible promissory note liability to fair value.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities represents the fair value adjustment to mark the warrant liabilities to fair value based on changes in the underlying equity valuation.

Other (Expenses) Income, Net

Factorial’s other income (expense) consists of interest income from interest-bearing accounts, interest expense, and the effects of foreign currency.

Provision for Income Taxes

Factorial’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Factorial maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because Factorial believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 to the Three Months Ended March 31, 2025

The following table sets forth Factorial’s historical operating results for the periods indicated:

	Three Months Ended March 31,		$	%
	2026	2025	Change	Change
	(in thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$(1,942)	$(6,754)	$(4,812)	(71.2)%
General and administrative	(4,549)	(6,368)	(1,819)	(28.6)%
Total operating expenses	(6,491)	(13,122)	(6,631)	(50.5)%
Loss from operations	(6,491)	(13,122)	(6,631)	(50.5)%
Other income (expense):
Financing costs related to issuance of convertible promissory notes	(37)	—	37	N/M [1]
Change in fair value of convertible promissory notes – related parties	(1,407)	—	1,407	N/M
Change in fair value of convertible promissory notes	(300)	—	300	N/M
Change in fair value of warrant liabilities	(106)	—	106	N/M
Other income (expense), net	(234)	252	(486)	N/M
Total other income (expense), net	(2,084)	252	(2,336)	N/M
Net loss	(8,575)	(12,870)	(4,295)	(33.4)%
Net loss attributable to common stockholders	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Net loss	$(8,575)	$(12,870)	$(4,295)	(33.4)%
Other comprehensive income (loss):
Foreign currency translation adjustments and other	(298)	8	306	N/M
Total comprehensive loss	(8,873)	(12,862)	(3,989)	(31.0)%
Comprehensive loss attributable to common stockholders	$(8,873)	$(12,862)	$(3,989)	(31.0)%
Basic and Diluted net loss per share	$(1.70)	$(2.57)	$(0.87)	(33.9)%
Basic and Diluted weighted-average common shares outstanding	5,056,994	5,016,149	40,845	0.1%

(1) Not Meaningful (“N/M”)

Research and Development

Research and development expenses decreased by $4.8 million, or 71.2%, from $6.7 million for the three months ended March 31, 2025 to $1.9 million for the three months ended March 31, 2026. The decline primarily resulted from receipts of $3.4 million from joint development partners for the three months ended March 31, 2026, compared to $0.03 million for the three months ended March 31, 2025, which are recorded net in research and development expenses. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to research and development, following the exit of the Methuen, Massachusetts facility in October 2025.

General and Administrative

General and administrative expenses decreased by $1.8 million, or 28.6%, from $6.3 million for the three months ended March 31, 2025 to $4.5 million for the three months ended March 31, 2026, primarily due to a decline in stock-based compensation expense. General and administrative stock-based compensation expense decreased by $2.2 million, or 63%, from $3.5 million for the three months ended March 31, 2025, to $1.3 million for the three months ended March 31, 2026. The decrease was further attributable to the absence of occupancy and depreciation costs that had previously been allocated to general and administrative expenses, following the exit of the Methuen, Massachusetts facility in October 2025. These decreases were partially offset by increases in professional services expenses including legal, audit, and advisory fees.

Financing Costs Related to Issuance of Convertible Promissory Notes

In January 2026, we issued convertible promissory notes under which we could receive aggregate proceeds of up to $5.4 million. During the three months ended March 31, 2026, we received proceeds of $4.3 million. We incurred issuance costs of $0.04 million, which was recorded as a financing cost.

Change in Fair Value of Convertible Promissory Notes – Related Parties

The fair value of our convertible promissory notes to related parties increased by $1.4 million for the three months ended March 31, 2026. These notes were issued in 2025. Changes in fair value of convertible promissory notes to related parties are non-cash and are included in net loss.

Change in Fair Value of Convertible Promissory Notes

The fair value of our convertible promissory notes increased by $0.3 million for the three months ended March 31, 2026. These notes were issued in January 2026. Changes in fair value of convertible promissory notes are non-cash and are included in net loss.

Change in Fair Value of Warrant Liabilities

The change in fair value of our warrant liabilities increased by $0.1 million for the three months ended March 31, 2026. There was no change in fair value of our warrant liabilities for the three months ended March 31, 2025. Changes in fair value of warrant liabilities are non-cash and are included in net loss.

Other Income (Expense), Net

Other income (expense), net reflected an expense of $0.2 million for the three months ended March 31, 2026, compared to income of $0.3 million for the three months ended March 31, 2025, a change of $0.5 million. The change is due to fluctuations in the effects of foreign exchange offset by a reduction interest income.

Provision for Income Taxes

The Company did not record an income tax provision for the three months ended March 31, 2026 or 2025 due to losses incurred and the establishment of a full valuation allowance against deferred tax assets.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of preferred and convertible preferred stock, and equity-linked securities. As of March 31, 2026, our principal sources of liquidity were our cash and cash equivalents in the amount of $25.5 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds.

As of the date of this filing, Factorial has yet to generate any revenue from its business operations. To date, Factorial has funded its capital expenditure and working capital requirements through equity as further discussed below. Factorial’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of March 31, 2026, Factorial’s cash and cash equivalents amounted to $25.5 million. As a result of the closing of the Business Combination, Factorial’s cash and cash equivalents have increased to approximately $116.6 million on June 10, 2026. In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the convertible notes were converted into shares issued by Factorial in conjunction with the Business Combination and exchanged for shares of PubCo Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Factorial expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the production operations with its OEM partners. As described in “Information about Factorial” section of the Proxy Statement/Prospectus, Factorial expects to satisfy early demand for its solid-state battery products by expanding its existing fabrication line operations in South Korea and the United States, to support initial commercial production. During the three months ended March 31, 2026, Factorial paid capital expenditures for such expansion of approximately $0.5 million and expects to incur capital expenditures of approximately $7.5 million during the remainder of 2026. The expansion is expected to be completed by the end of 2027. Beyond the initial investment to expand our existing fabrication line operations in South Korea and the United States, we do not plan to build or acquire additional manufacturing facilities or incur substantial capital expenditures for the expansion of our existing facilities. Instead, as demand grows, including incremental high spec applications and gigawatt-scale ramp-up in the automotive market, we expect to scale primarily through a partner manufacturing approach.

Factorial believes that its cash on hand, including the net proceeds from CGC’s cash in trust post redemption and the PIPE Financing, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing and sufficient to fund its operations until it commences commercial production of the Factorial solid-state battery, assuming Factorial is able to do so as currently contemplated. Factorial may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, competitive pressures, and regulatory developments, among other developments. To the extent that Factorial’s current resources are insufficient to satisfy its cash requirements, Factorial may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Factorial expects, Factorial may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Based on its current operating plan, the Company estimates that its cash and cash equivalents as of the date of this filing will be sufficient to fund its operating expenses and capital expenditure requirements into the first quarter of 2028. The Company has based this estimate on assumptions that may prove to be wrong and could deplete its liquid resources sooner than it currently expects.

Cash Flows

The following table provides a summary of Factorial’s cash flow data for the periods indicated:

	Three Months Ended March 31,		$	%
	2026	2025	Change	Change
Amount in thousands
Net cash provided (used in) operating activities	$(6,120)	$(6,103)	$17	0.3%
Net cash provided (used in) investing activities	(487)	(172)	$315	183.1%
Net cash provided (used in) financing activities	3,302	(205)	$3,507	N/M

Cash Flows from Operating Activities

Factorial’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As Factorial continues to ramp up hiring for technical headcounts to accelerate its developmental efforts, Factorial expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $6.1 million for the three months ended March 31, 2026, and 2025 and primarily represents payments on employee compensation and benefits, R&D materials, facilities, and professional fees. The payments were offset by an increase in receivables under collaboration agreements of $2.2 million during the three months ended March 31, 2026. Receivables under collaboration agreements decreased by $0.5 million during the three months ended March 31, 2025.

Cash Flows from Investing Activities

Factorial’s cash flows used in investing activities, to date, have been comprised of purchases of property and equipment and purchases and disposals of equipment. Factorial expects the costs to acquire property and equipment to increase in the near future as it builds pilot and sample production lines for its FEST Silicon and Solstice programs.

Net cash used from investing activities was $0.5 million and $0.2 million for the three months ended March 31, 2026, and 2025, respectively, which was used for property and equipment purchases. The 2026 purchases were entirely to support production in Korea.

Cash Flows from Financing Activities

Through March 31, 2026, Factorial has financed its operations primarily through the sale of equity and equity-linked securities. In addition, in January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million

Net cash from financing activities was $3.3 million for the three months ended March 31, 2026, and primarily represents proceeds from issuance of convertible notes, offset by the payment of deferred transaction costs. Net cash used in financing activities was $.2 million for the three months ended March 31, 2025, and primarily represents principal payments on the Company’s former finance lease for the Methuen, Massachusetts facility.

Contractual Obligations and Commitments

Factorial leases its headquarters space in Billerica, Massachusetts (the “Billerica Sublease”) under a single sublease classified as an operating lease expiring on October 30th, 2032. The Billerica Sublease does not contain any provision for an extension. Factorial also leased laboratory and office space in Tallahassee, Florida (the “Tallahassee Lease”) under a single lease classified as an operating lease that expired at the end of its term on February 28th, 2025. Additionally, Factorial leases laboratory and storage space, which includes offices, in Woburn, Massachusetts (the “Woburn Lease”) under a single lease classified as an operating lease expiring on April 30, 2028. The Woburn Lease does not contain any provision for extension. Finally, Factorial leased laboratory and manufacturing space, which included offices, in Methuen, Massachusetts (the “Methuen Lease”) under a single lease classified as a financing lease. The Methuen Lease was terminated on October 18, 2025. Factorial has not commenced negotiations with respect to extending the Billerica Sublease or the related lease between the applicable sublessor from whom the Company subleases such property and the ultimate lessor, but intends to do so prior to the expiration thereof.

In January 2026, Factorial entered into agreements with new investors to issue convertible notes where Factorial can receive proceeds up to $5.4 million. Upon the Closing the notes were converted into shares issued by Factorial in conjunction with the Business Combination and exchanged for shares of PubCo Series A Common Stock in the Business Combination. As of June 10, 2026, Factorial has received proceeds of $5.4 million.

Off-Balance Sheet Arrangements

Factorial is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies

Factorial’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, Factorial is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. There have been no significant changes to our critical accounting policies in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the Proxy Statement/Prospectus.

Critical Accounting Estimates

There have been no significant changes to our critical accounting estimates in the preparation of our condensed consolidated financial statements during the three months ended March 31, 2026 compared to those disclosed in our audited annual consolidated financial statements for the year ended December 31, 2025, included in the Proxy Statement/Prospectus.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Each of Factorial and CGC is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare Factorial’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. PubCo may continue to qualify as an “emerging growth company” after the Business Combination until the earliest of (i) such time as of which it is a “large accelerated filer”, (ii) its annual gross revenues exceed $1.235 billion, (iii) it issues more than $1 billion of non-convertible debt securities during a three-year period or (iv) the end of the fifth fiscal year after CGC’s IPO, which occurred in 2025.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included in the Proxy Statement/Prospectus for more information about recent accounting pronouncements, the timing of their adoption, and Factorial’s assessment, to the extent it has made one, of their potential impact on Factorial’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Factorial is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in Factorial’s financial instruments and financial positions represents the potential loss arising from adverse changes in interest rates. As of March 31, 2026, we had cash and cash equivalents of $25.4 million and restricted cash of $0.9 million, substantially all of which was held in interest-bearing accounts for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents.

A significant change in interest rates may also have an impact on the valuation of our equity and equity-linked instruments, as discussed in “Equity Valuations.” This could cause a material change in the carrying value of our equity and equity-linked instruments.

Foreign Currency Risk

Factorial’s U.S. entities and certain foreign subsidiaries have the U.S. dollar as their functional currency, while Factorial’s South Korea entity has the Korean Won as their functional currency. Factorial’s current and potential future subsidiaries could be expected to have other functional currencies, reflecting their principal operating markets. Once Factorial starts commercialization, it expects to be exposed to both additional currency transaction and translation risk. To date, Factorial has not hedged such exposure, although it may do so in the future.